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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES



                  GeoTel Communications Securities Corporation
                 GeoTel Communications Foreign Sales Corporation
                 GeoTel Communications International Pty Limited
                           GeoTel Communications SARL
                            GeoTel Communications BV